EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of PharmaCyte Biotech, Inc. on Form S-3 (No.’s 333-258921, 333-260849, and 333-272569) of our report dated August 13, 2024, with respect to our audit of the consolidated financial statements of PharmaCyte Biotech, Inc. as of and for the year ended April 30, 2024, which report is included in this Annual Report on Form 10-K of PharmaCyte Biotech, Inc. for the year ended April 30, 2024.

/s/ Marcum llp

Marcum llp

East Hanover, New Jersey

August 13, 2024